Exhibit 5.0

March 14, 2008

Board of Directors
Auburn Bancorp, Inc.
256 Court Street, P.O. Box 3157
Auburn, Maine 04212

      Re:        Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as counsel for Auburn Bancorp, Inc., a federally chartered stock holding company in organization (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) initially filed on March 14, 2008 under the Securities Act of 1933, as amended (the “Securities Act”), and the regulations promulgated thereunder.

        The Registration Statement relates to the proposed issuance by the Company of up to 351,124 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), in a subscription offering, a community offering and a syndicated community offering (the “Offerings”). The issuance is pursuant to the Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the “Plan”) adopted by Auburn Savings Bank, FSB (the “Bank”).

        We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on certificates and other inquiries of officers of the Bank, as organizer of the Company. We have also relied on certificates of public officials.

        The opinion expressed below is limited to Federal law of the United States of America. Our opinion is expressed as of the date hereof and is based on laws currently in effect. Accordingly, the conclusions set forth in this opinion are subject to change in the event that any laws should change or be enacted in the future. We are under no obligation to update this opinion or to otherwise communicate with you in the event of any such change.

        For purposes of this opinion, we have assumed that, prior to the issuance of any shares of Common Stock, (i) the Registration Statement, as finally amended, will have become effective under the Securities Act and (ii) the reorganization of the Bank from mutual savings bank to mutual holding company form of organization in accordance with the Plan will have become effective and, in connection therewith, the Company will have been duly chartered as a federal stock holding company by the Office of Thrift Supervision.

        Based upon and subject to the foregoing, we are of the opinion that, upon the due adoption by the Board of Directors of the Company, of a resolution fixing the number of shares of Common Stock to be sold in the Offerings, such shares when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

        This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Bus. Law. 831 (May 1998).

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal and Tax Opinions” in the prospectus that is part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Nutter, McClennen & Fish, LLP

Nutter, McClennen & Fish, LLP